EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Company	State of Organization
Enterprise Financial Services Corp	Delaware
Enterprise Bank & Trust	Missouri
Enterprise Real Estate Mortgage Company, LLC	Missouri
Enterprise IHC, LLC	Missouri